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METROPOLITAN LIFE SEPARATE ACCOUNT E:



We consent to the use in this Post-Effective Amendment No. 6/Amendment No. 69 to Registration Statement No. 333-69320/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated April 23, 2004 relating to Metropolitan Life Separate Account E, and our report dated April 9, 2004 relating to Metropolitan Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on October 1, 2003, and recorded the impact as a cumulative effect of a change in accounting principle), both appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Tampa, Florida


April 26, 2004